EXHIBIT 10.13

SECOND AMENDMENT TO THE

AVON PRODUCTS, INC. 2005 STOCK INCENTIVE PLAN

THIS SECOND AMENDMENT is made to the Avon Products, Inc. 2006 Stock Incentive Plan by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the “Company”).

INTRODUCTION

The Company maintains the Avon Products, Inc. 2005 Stock Incentive Plan (the “Plan”). The Company now wishes to amend the Plan to (i) reflect a change in the definition of “Fair Market Value”, which is used to set the exercise price of stock options and other stock grants, from the average of the high and low price of Company stock on the date of measurement to the closing price on the date of measurement, (ii) provide for mandatory antidilution adjustments for outstanding awards in the event of a stock split, stock dividend, merger, recapitalization or other extraordinary corporate event in accordance with FAS 123R, and (iii) base the amount payable as a cash-out to holders of stock options and stock appreciation rights to the Fair Market Value of Company stock on the date of the cash-out in order to comply with Section 409A of the Internal Revenue Code.

AMENDMENT

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1. Effective for Awards granted after January 1, 2007, by changing the definitions of “Fair Market Value” in Section 2m of the Plan as follows:

“m. ‘Fair Market Value’ means the closing price of a share of Stock on the New York Stock Exchange, Inc. composite tape (or if the Stock is not then traded on the New York Stock Exchange, on the stock exchanges or over-the-counter market on which the Stock is principally trading) on the date of measurement and if there were no trades on the measurement date, on the day on which a trade occurred next preceding such measurement date; provided, however, that if the measurement date is a Sunday and the following Monday is a day on which trades occur, the closing price of a share of Stock on such Monday shall be used.”

2. Effective as of January 1, 2007, by changing Section 9a in its entirety as follows:

“a. In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, outstanding Awards, Award Agreements and Award Programs and make such equitable adjustments and take actions thereunder as applicable under the circumstances. Such equitable adjustments as they relate to outstanding Awards shall be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of Stock, is equal to the intrinsic value of each outstanding Award immediately prior to any of the aforementioned changes. Such amendments, adjustments and actions shall include, as applicable, changes in the number of shares of Stock then remaining subject to the Plan, the number of shares of Stock then remaining subject to Awards of Stock and Stock Units (including Restricted Stock and Restricted Stock Units) or subject to Awards of Options and SARs under the Plan and the Option or SAR exercise price per share of Stock, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards.”

3. Effective as of January 1, 2007, by changing Section 9c in its entirety as follows:

“c. In the event of a Change in Control, each outstanding Option and SAR shall become fully exercisable. The Committee may provide in an Award Agreement or Award Program, or at any time prior to the occurrence of a Change in Control, that in the event of a Change in Control the Award shall be cashed out on the basis of the highest price paid for a share of Stock in any transaction reported by the New York Stock Exchange or any national securities exchange selected by the Committee on which the shares of Stock are then actively traded during the 60-day period immediately preceding or ending on the date of the Change in Control or offered for a share of Stock in any tender offer occurring during the 60-day period immediately preceding or ending on the date the tender offer commences with or without regard to any conditions or restrictions otherwise applicable to any such Award; provided that Options and SARs shall be cashed out on the basis of the Fair Market Value of the Stock on the date of the cash-out over the exercise price of the Option or the Fair Market Value on the grant date of the SAR.”

4. Effective as of January 1, 2007, by changing Section 9d in its entirety as follows:

“d. The foregoing provisions of this Section 9 notwithstanding, and in lieu of any cash-out of Awards, upon an agreement or agreements approved by the Board with the prospective new owner of the Corporation, or the surviving entity of any merger or other business combination, the new owner or surviving entity, as the case may be, shall adopt the Plan and maintain it with respect to all outstanding Awards, adopt outstanding Award Agreements and Award Programs, and continue in effect their respective terms; provided, however, that equitable adjustments shall be made to reflect the relative value of the Stock prior to and following the Change in Control. The new owner of the Corporation or the surviving entity of any merger or other business combination shall, however, comply with any agreement or agreements to grant new stock-based awards in substitution for unexercised Awards granted by the Plan; provided, however, that such substituted awards shall have a value not less than the value as of the time of the Change in Control of the Awards that they are replacing.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Second Amendment.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the date set forth below.

AVON PRODUCTS, INC.

Dated: December 6, 2006	By:	/s/ Andrea Jung
	Title:	Chairman & CEO

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